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                                                                   EXHIBIT 99(A)

                                FOR: Salton, Inc.

                        APPROVED BY: William B. Rue
                                     President and Chief Operating Officer
                                     (847) 803-4600
FOR IMMEDIATE RELEASE
                            CONTACT: Investor Relations:
                                     Cheryl Schneider/Hulus Alpay/Brian Schaffer
                                     Press: Evan Goetz/Stacy Roth
                                     Morgen-Walke Associates
                                     (212) 850-5600

              SALTON, INC. CLOSES ACQUISITION OF PIFCO HOLDINGS PLC

                  --FURTHER EXPANDS SALTON'S GLOBAL PRESENCE--

     MOUNT PROSPECT, IL, June 4, 2001 -- Salton, Inc. (NYSE: SFP) today announced that its acquisition of Pifco Holdings PLC ("Pifco") has been declared wholly unconditional, as it has attained over 90% shareholder approval. For the year ended April 30, 2000, which was the Company's last reported year-end financial results, Pifco had annual sales of approximately US$67 million and net income of approximately US$5.9 million. The all-cash tender offer for all of the outstanding common shares of Pifco values the Company at approximately $75 million. Additional financial terms of the transaction were not disclosed.

     Pifco, headquartered in the United Kingdom, produces and markets a broad range of branded personal care appliances, electrical hardware, cookware and battery operated products under the brand names of Pifco(R), Salton(R), Carmen(R), Russell Hobbs(R), Tower(R), Hi-Tech(R), Mountain Breeze(R) and Haden(R).

     Leonhard Dreimann, Chief Executive Officer of Salton, commented, "Pifco's strong product lines and European distribution channels will provide Salton with a means to further our global growth strategy. The acquisition will also enable us to cross-market our products throughout Europe. We are extremely pleased to welcome Pifco to the Salton organization.

                                   -- more --



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SALTON, INC. CLOSES ACQUISITION OF PIFCO HOLDINGS PLC                     PAGE:2



ABOUT SALTON, INC.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Stiffel(R), Ultrasonex(TM) and Relaxor(R).



Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.


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